Exhibit (f)(2)


                            DEFERRED RETIREMENT PLAN
                            ------------------------
                                ACCOUNT AGREEMENT
                                -----------------

     THIS DEFERRED RETIREMENT PLAN ACCOUNT AGREEMENT ("Agreement") is dated this ______ day of November, 2002 ("Effective Date"), by and between
__________________        ("Director"),        currently       residing       at
______________________________________________,  and each of the  INVESCO  Funds referenced on Exhibit A attached hereto and incorporated herein by this reference, each a Maryland corporation with offices at 4350 South Monaco Street, Denver, Colorado (collectively and as to each, the "Corporation").

                               W I T N E S S E T H

     WHEREAS, Director currently serves as a director of the Corporation and is currently vested in the INVESCO Funds Retirement Plan for Independent Directors ("Plan") and will be entitled to receive benefits in the form of periodic payments ("Retirement Benefits") in accordance with the Plan upon retirement from the Board of Directors of the Corporation; and

     WHEREAS, Director desires that an arrangement be established with the Corporation under which the Retirement Benefits which may otherwise become payable to him in accordance with the Plan are converted from periodic payments to a lump sum amount, such amount to be held and paid in accordance with this Agreement; and

     WHEREAS, the Corporation is agreeable to such an arrangement as evidenced by the resolution of its board of directors ("Board") dated November 7, 2002.

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. Director hereby agrees that his rights to the Retirement Benefits under the Plan are terminated as of the Effective Date.

     2. On the Effective Date the Corporation shall credit an amount equal to the actual amount the Corporation has already accrued on the books as a liability with respect to Director's Retirement Benefits under the Plan to a separate memorandum account (the "Deferred Retirement Benefits Account").

     3. The Corporation may, at its sole discretion, invest the amounts credited to the Deferred Retirement Benefits Account in any investment medium including, but not limited to, shares of the Corporation's stock (if legally permissible) and any other security or investment medium in which the assets of the Corporation are permitted to be invested. In the event that the Corporation invests the amounts credited to the Deferred Retirement Benefits Account, the Deferred Retirement Benefits Account shall be credited with its share of any income or charged with its share of any loss arising from such investments.

     4. The Corporation's obligation to make payments out of the Deferred Retirement Benefits Account shall be a general obligation of the Corporation, and such payment shall be made from the Corporation's general assets and property. Director's relationship to the Corporation under this Agreement shall be that of a general unsecured creditor, and neither this Agreement nor any action taken pursuant to this Agreement shall create or be construed to create a trust or fiduciary relationship of any kind between the Corporation and Director, his designated beneficiary or any other person, or a security interest of any kind in any property of the Corporation in favor of Director or any other person. The Corporation shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, in order to cover its obligations hereunder, if the Corporation elects to invest the amounts credited to the Deferred Retirement Plan Account in any investments (including, without limitation, shares of the Corporation), the same shall continue for all purposes to be a part of the general assets and property of the Corporation, subject to the claims of its general creditors, and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor. The Corporation shall provide an annual statement to the Director (quarterly if requested) showing such information as is appropriate, including the aggregate amount credited to the Deferred Retirement Benefits Account, as of a reasonably current date.

     5. Payment of amounts out of the Deferred Retirement Benefits Account shall be made to Director as selected by Director below.

     (a) Payments shall be made to Director upon the happening of one of the following events (the "payment event"), unless the Corporation, in its sole discretion, determines to make payments at another time:

          (i) termination of service as a director; or

          (ii) the last day of the calendar quarter in which Director's seventy-fifth birthday occurs, whichever may first occur.

     (b)  Payments shall be made to Director as follows:

          (i) __________ lump sum payment; or

          (ii) __________ payment in 20, 28, or 40 quarterly installments, each payment to be equal to the value of the Deferred Retirement Benefits Account immediately prior to the date of payment divided by the number of remaining payments.

     (c)  Director's  selection  of  payment  of  amounts  out of  the  Deferred
Retirement Benefits Account is irrevocable. After the payment event, only the Corporation, in its sole discretion, may change the method of payment of amounts out of the Deferred Retirement Benefits Account.

     (d) In the event Director selects installment payments, each quarterly installment payment shall be made as of the last day of the months of January, April, July, and October of each year, beginning with the payment month next following the payment event. Until payments of amounts credited to the Deferred Retirement Benefits Account have been completed, the unpaid balance shall be credited with the income and charged with losses, if any, in accordance with paragraph 3 above. The Corporation in its sole discretion reserves the right to accelerate payments of amounts in Director's Deferred Retirement Benefits Account at any time after the payment event. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Corporation's assets and property of its shareholders, all unpaid amounts in the Deferred Retirement Benefits Account as of the effective date thereof shall be paid in a lump sum on such effective date. (For this purpose a sale, conveyance or transfer of the Corporation's assets to a trust, partnership, association or another corporation in exchange for cash, shares or other securities, with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation or such a distribution.)

     6. The death of Director prior to retirement shall constitute the payment event and payments shall then be made as follows:

     (a) If the value of the Deferred Retirement Benefit Account on the date of Director's death prior to retirement is more than $340,000, the Corporation may choose to pay either:

               (i) A lump sum amount equal to the value of the Deferred Retirement Benefit Account on the date of Director's death; or

               (ii) A number of quarterly payments to be determined by the Corporation totaling in the aggregate an amount equal to the value of the Deferred Retirement Benefit Account on the date of Director's death.

     (b) If the value of the Deferred Retirement Benefit Account on the date of Director's death prior to retirement is less than $340,000, the Corporation collectively shall pay quarterly payments of $8,500 for ten years.

     7. Payment of amounts credited to the Deferred Retirement Benefits Account shall be made to Director in the form of a check.

     (a) Such payment shall be made to Director except that:

          (i) in the event that Director shall be determined by a court of competent jurisdiction to be incapable of managing his financial affairs, and if the Corporation has actual notice of such determination, payment shall be made to Director's personal representative(s); and

          (ii) in the event of Director's death, payment shall be made to the last beneficiary designated by Director for purposes of receiving such payment in such event in a written notice delivered to the President of the Corporation; provided that if such beneficiary has not survived Director, payment shall be made to Director's estate.

     (b)  Director  hereby  designates   ______________________________  as  the
initial beneficiary for purposes of receiving such payment in such event. Director may from time to time designate new beneficiaries and such designation shall effectively revoke all prior designations filed by Director.

     8. The Corporation may in its sole discretion accelerate the payment of amounts credited to the Deferred Retirement Benefits Account if a Director or, after his death, his beneficiary, requests such acceleration. Acceleration may occur only in the event of unforeseeable financial emergency or severe hardship resulting from one or more recent events beyond the control of Director and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. The acceleration must be approved by the Board without regard to the vote of the Director who requests the acceleration.

     9. Amounts in the Deferred Retirement Benefits Account shall not in any way be subject to the debts or other obligations of Director and may not be sold, transferred, pledged or assigned by him except as provided in paragraph 7(a)(ii).

     10. This Agreement shall not be construed to confer any right on the part of Director to be or remain a director of the Corporation or to receive any, or any particular rate of, Retirement Benefits.

     11. Interpretations of and determinations related to this Agreement made by the Corporation, including the matter of whether to invest the amounts credited to a Deferred Retirement Benefits Account, the selection of an investment medium and determinations of the amounts in the Deferred Retirement Benefits Account, shall be made by a committee composed of the President and the Treasurer of the Corporation, an independent director from the Board, and the principal investment officer of the Corporation's United States-based investment adviser (the "Committee") and, if made in good faith, shall be conclusive and binding upon all parties; and the Corporation shall not incur any liability to Director for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith. The Committee shall administer this Agreement, and shall be responsible for administration of the Deferred Retirement Benefits Account. All actions of the Committee shall be considered for all purposes to be the action of the Board unless the Board, in its capacity as such, subsequently takes a different action. The Board may employ such persons or organizations to render advice or perform services with respect to its responsibilities as it, in its sole discretion, determines to be necessary and appropriate.

     12. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement entered into by all parties.

     13. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and its successors and assigns and Director and his/her heirs, executors, administrators and personal representatives.

     14. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the State of Colorado.

     IN WITNESS WHEREOF, each Corporation has caused this Agreement to be executed on its behalf by its President, and Director has executed this Agreement, on the date first written above.



                                    INVESCO Bond Funds, Inc.
                                    INVESCO Combination Stock & Bond Funds, Inc.
                                    INVESCO Counselor Series Funds, Inc.
                                    INVESCO Global & International Funds, Inc.
                                    INVESCO Manager Series Funds, Inc.
                                    INVESCO Money Market Funds, Inc.
                                    INVESCO Sector Funds, Inc.
                                    INVESCO Stock Funds, Inc.
                                    INVESCO Treasurer's Series Funds, Inc.
                                    INVESCO Variable Investment Funds, Inc.


                                    By: ________________________________
                                          President of each above Corporation



                                    By: ________________________________
                                          [_____________]  [Director]

                                    EXHIBIT A


INVESCO BOND FUNDS, INC.
High Yield Fund
Select Income Fund
Tax-Free Bond Fund
U.S. Gov't Securities Fund

INVESCO COMBINATION STOCK & Bond Funds, Inc.
Balanced Fund
Total Return Fund
Core Equity Fund

INVESCO COUNSELOR SERIES FUNDS, INC.
Advantage Fund
Advantage Global Health Sciences Fund
Advantage Technology/Telecommunications Fund

INVESCO GLOBAL & International Funds, Inc.
European Fund
Global Growth Fund
International Blue Chip Value Fund

INVESCO MANAGER SERIES FUNDS, INC.
Multi-Sector Fund

INVESCO MONEY MARKET FUNDS, INC.
Cash Reserves Fund
Tax-Free Money Fund
U.S. Gov't Money Fund

INVESCO SECTOR FUNDS, INC.
Energy Fund
Financial Services Fund
Gold & Precious Metals Fund
Health Sciences Fund
Leisure Fund
Real Estate Opportunity Fund
Technology Fund
Telecommunications Fund
Utilities Fund

INVESCO STOCK FUNDS, INC.
Basic Value Fund
Dynamics Fund
Endeavor Fund
Growth Fund
Growth & Income Fund
Mid-Cap Growth Fund
S&P 500 Index Fund
Small Company Growth Fund
Value Equity Fund

INVESCO TREASURER'S SERIES FUNDS, INC.
Treasurer's Money Market Reserve Fund
Treasurer's Tax-Exempt Reserve Fund

INVESCO VARIABLE INVESTMENT FUNDS, INC.
VIF Dynamics Fund
VIF Core Equity Fund
VIF Financial Services Fund
VIF Growth Fund
VIF Health Sciences Fund
VIF High Yield Fund
VIF Leisure Fund
VIF Real Estate Opportunity Fund
VIF Small Company Growth Fund
VIF Technology Fund
VIF Telecommunications Fund
VIF Total Return Fund
VIF Utilities Fund